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CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Strong Conservative Equity Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 10 to the Registration Statement of Strong Conservative Equity Funds, Inc. on Form N-1A of our reports dated December 4, 1996 on our audits of the financial statements and financial highlights of Strong American Utilities Fund, Strong Growth and Income Fund, and Strong Equity Income Fund, three series of Strong Conservative Equity Funds, Inc., which reports are included in the Annual Report to Shareholders for the periods ended October 31, 1996, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.

                                        /s/ Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
February 26, 1997